Fidelity Leasing, Inc.
Statement of Computation of earnings per share

                                                       Period from
                                                      March 4, 1996
                                                       (Inception)
                                                         through
                                                      September 30,       Year Ended September 30,       Nine Months Ended June 30,
                                                      -------------    ------------------------------  -----------------------------
                                                                                           1998 Pro                       1999 Pro
                                                          1996           1997     1998       Forma        1998     1999     Forma
                                                      -------------    ------------------------------  -----------------------------
                                                                                          (unaudited)  (unaudited)       (unaudited)
                                                                              (in thousands, except per share data)
Income (loss) before cumulative effect of a change
   in accounting principle                                 (295)          960     2,406      6,325       1,819      1,498    2,893
                                                        -------        ------    ------      -----      ------     ------    -----
Cumulative effect of a change
   in accounting principle                                    -             -         -          -           -       (413)    (413)
Net income (loss)                                          (295)          960     2,406      6,325       1,819      1,085    2,480
                                                        =======        ======    ======      =====      ======     ======    =====
Weighted average shares outstanding                       6,311         6,311     6,311      6,311       6,311      6,311    6,311
                                                        =======        ======    ======      =====      ======     ======    =====
Income (loss) per common share
   before cumulative effect of a change
   in accounting principle - basic                      $ (0.05)       $ 0.15    $ 0.38     $ 1.00      $ 0.29     $ 0.24   $ 0.46
                                                        =======        ======    ======     ======      ======     ======   ======
Net income (loss) per common share - basic              $ (0.05)       $ 0.15    $ 0.38     $ 1.00      $ 0.29     $ 0.17   $ 0.39
                                                        =======        ======    ======     ======      ======     ======   ======
Weighted average shares                                   6,356         6,672     7,242      7,242       7,240      7,236    7,236
                                                        =======        ======    ======     ======      ======     ======   ======
Income (loss) per common share
   before cumulative effect of a change
   in accounting principle - diluted                    $ (0.05)       $ 0.14    $ 0.33     $ 0.87      $ 0.25    $ 0.21    $ 0.40
                                                        =======        ======    ======     ======      ======    ======    ======
Net income (loss) per common share - diluted            $ (0.05)       $ 0.14    $ 0.33     $ 0.87      $ 0.25    $ 0.15    $ 0.34
                                                        =======        ======    ======     ======      ======    ======    ======
